As filed with the Securities and Exchange Commission on July 12, 1996.

                                                       Registration No. 33-59340

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                    FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                      94-3123210
    (State or Other Jurisdiction                       (I.R.S. Employer
  of Incorporation or Organization)                  Identification Number)

    1265 Naperville Drive, Romeoville, Illinois 60446; Phone: (800) 831-1194
                    (Address of Principal Executive Offices)

             Amended and Restated Consulting Agreement by and among Franklin Ophthalmic Instruments Co., Inc., Tiger Eye Acquisitions, L.L.C.,
                               and Jason H. Pollak
                              (Full title of plan)

                   The Prentice Hall Corporation System, Inc.
                1013 Centre Road, Wilmington, Delaware 19805-1297
            (Name, address and telephone number of agent for service)

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415
          under the Securities Act of 1933 check the following box: |X|

                                   Copies to:
                           Victoria A. Baylin, Esquire
                      De Martino Finkelstein Rosen & Virga
                         1818 N Street, N.W., Suite 400
                           Washington, D.C. 20036-2492
                                 (202) 659-0494

                         CALCULATION OF REGISTRATION FEE

                                        Proposed Maximum        Proposed Maximum       Amount of
Title of Securities    Amount to be    Offering Price per      Aggregate Offering     Registration
to be Registered        Registered          Share                   Price1               Fee1
- ----------------------------------------------------------------------------------------------------
Common Stock2              300,000         $0.53                  $159,000             $318.00
Common Stock3              300,000         $0.53                  $159,000             $318.00
                           =======         =====                  ========             =======
Total*                     600,000         $1.06                  $318,000             $636.00
                           =======         =====                  ========             =======

1 The offering price per share has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock on July 10, 1996.

2 Represents shares of Common Stock issuable to Jason H. Pollak pursuant to the terms of an Amended and Restated Consulting Agreement (referenced above) which is to occur at or about the time of filing and effectiveness of this Registration Statement on Form S-8.

3 Represents shares of Common Stock issuable to Jason H. Pollak pursuant to the terms of an Amended and Restated Consulting Agreement (referenced above), which is to occur at or about the time of filing and effectiveness of this Registration Statement on Form S-8.

                                     PART I


Item 1:    Plan Information.

           This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.001 per share (the "Common Stock") of Franklin Ophthalmic Instruments, Co., Inc. (the "Company") to Jason
H. Pollak (the "Consultant") pursuant to the terms of a Consulting Agreement, dated as of June 30, 1995, and a Consulting Agreement, dated as of December 19, 1995, each such agreement by and among the Company, Tiger Eye Acquisitions, L.L.C. (formerly Kalo Acquisitions, L.L.C.), and the Consultant as amended by a certain letter agreement dated April 30, 1996 (the "Consulting Agreements"). Pursuant to the terms of the Consulting Agreements, the Company is obligated to issue to the Consultant an aggregate of up to 600,000 shares of Common Stock in exchange for the Consultant's providing certain marketing and consulting services to the Company. Pursuant to the terms of the Consulting Agreements, the term of each Consulting Agreement was six months.

           The foregoing information relating to the provisions of the Consulting Agreements are intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreements. Such summary should be read in conjunction with the Consulting Agreements which have been filed as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

Item 2:    Registrant Information and Employee Plan Annual Information.

           The Consultant has been provided with copies of the documents incorporated herein by reference in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the Consultant upon the Consultant's written request to the Company at its offices at 1265 Naperville Drive, Romeoville, Illinois 60446 (Phone: (800) 831-1194).


                                     PART II


Item 3:    Incorporation of Documents by Reference.

           The following documents (and any amendments thereto) filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein in their entirety, and shall be deemed to be a part hereof from the date of filing such documents:

            (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 filed with the Commission on May 3, 1996 (File No. 0-21852);

            (b) the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995 filed with the Commission on May 30, 1996 (File No. 0-21852);

           (c) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 filed with the Commission on June 7, 1995 (File No. 0-21852);

           (d) all other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities covered hereunder have been sold or which deregisters all of such securities remain unsold; and

           (e) the description of the Common Stock as set forth in the Form 8A, filed with the Commission on May 27, 1993, on behalf of the Company, as the same has been or may hereafter be amended (File No. 0-21852), is incorporated herein by reference in its entirety. In connection therewith, the following description is provided:

           The Common Stock was initially registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 27, 1993, on the Form 8A referenced above on behalf of the Company. The Company is currently authorized to issue up to 25,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, there are 7,610,026 shares of Common Stock issued and outstanding and no shares of preferred stock are outstanding.

           Holders of the Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors of the Company and, if they do so, minority shareholders would not be able to elect any members to the Company's board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common
Stock, which would have the effect of reducing the percentage of securities ownership of the Company's shareholders and diluting the book value of the Common Stock.

           Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the holders of shares of Common Stock are entitled to share equally in corporate assets after the holders, if any, of preferred stock and after satisfaction of liabilities. Holders of Common Stock are entitled to receive such dividends as the Company's board of directors may from time to time declare out of funds legally available for the payment thereof. The Company has never paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends thereon in the foreseeable future.

Item 4:    Description of Securities.

           Not applicable.

Item 5:    Interests of Named Experts and Counsel.

           Not applicable.

Item 6:    Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

           The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers of a corporation may be entitled under the corporation's bylaws, any agreement, vote of shareholders or otherwise.

           Article  Tenth  of  the  Company's   Certificate   of   Incorporation
eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware Corporation Law.

           The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against any such person in his official capacity if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7:    Exemption from Registration Claimed.

           Not applicable.

Item 8:    Exhibits.

           The following exhibits are attached hereto:


Exhibit No.           Description of Exhibit                                     Page No.
- -----------           ----------------------                                     --------

   5.1 Opinion letter of De Martino Finkelstein Rosen & Virga, included in the Opinion of Counsel filed as Exhibit 23.1

  10.1 Consulting Agreement, dated as of June 30, 1995, by and among Franklin Ophthalmic Instruments Co., Inc., Tiger Eye
                 Acquisitions L.L.C., and Jason H. Pollak

  10.2 Consulting Agreement, dated as of December 19, 1995, by and among Franklin Ophthalmic Instruments Co., Inc., Tiger
                 Eye Acquisitions L.L.C., and Jason H. Pollak

  10.3           Letter of Amendment, dated April 30, 1996, by and among
                 Franklin Ophthalmic Instruments Co., Inc., Tiger Eye
                 Acquisitions L.L.C., and Jason H. Pollak

  23.1           Consent of De Martino Finkelstein Rosen & Virga

  23.2           Consent of BDO Seidman LLP


Item 9:    Undertakings.

           (a) Undertakings Pursuant to Rule 415 under the Securities Act of 1933. The Company hereby undertakes that it will:

           (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: to include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

           (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) Undertaking Relating to Filings Incorporating by Reference Subsequent Exchange Act Documents. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to

Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Undertaking Specific to Filing of Registration Statement of Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amended Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Romeoville, Illinois, on this 10th day of July, 1996.

                    FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.


                                    By:     /s/ Michael J. Carroll
                                            ------------------------
                                            Michael J. Carroll, President
                                            and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.


       Signature                           Title                              Date
       ---------                           -----                              ----



 /s/ Michael J. Carroll                 President, Chief                   July 10, 1996
- -------------------------------         Chief Executive
Michael S. Carroll                      Officer, and Director


/s/ James J. Urban                      Executive Vice                     July 10, 1996
- -------------------------------         President, Chief
James J. Urban                          Operating Officer and
                                        Director


/s/ Brian Carroll                       Chief Financial                    July 10, 1996
- -------------------------------         Officer
Brian Carroll


/s/ Linda S. Zimdars                    Director                           July 10, 1996
- -------------------------------
Linda S. Zimdars


- -------------------------------        Director
Philip G. Winters
